Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Village Farms International, Inc. of our reports dated April 1, 2020 relating to the financial statements of Village Farms International, Inc. and March 31, 2020 relating to the financial statements of Pure Sunfarms Corp., which appear in Village Farms International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia

Canada

April 22, 2020